CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Form N-2 of KKR Real Estate Select Trust Inc., of our report dated March 31, 2022, relating to the financial statements of AIP-PMR Industrial 3-Pack LP for the year ended December 31, 2021, and to the reference to us under the heading “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 25, 2022